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                                                                   EXHIBIT 23(c)


              CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS


    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-1 (No. 333-30102) on
Form S-3) and related Prospectus of Worldpages.com, Inc. for the registration of 23,851,281 shares of its common stock, and to the use of our report dated December 22, 1998, with respect to the financial statements of Pacific Coast Publishing, Inc., and to the use of our report dated January 31, 2000, with respect to the consolidated financial statements of YPtel Corporation, which are incorporated by reference into the Registration and related Prospectus from the Current Report on Form 8-K/A of Worldpages.com, Inc., dated April 21, 2000, filed with the Securities and Exchange Commission


                                          /s/ Ernst & Young LLP


April 20, 2000
Seattle, Washington